     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1997

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                ------------------

                                  POST-EFFECTIVE
                                  AMENDMENT NO. 2
                                        TO

                                     FORM S-3

                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                             NATIONAL CITY CORPORATION
              (Exact Name of Registrant as Specified in Its Charter)

                                     DELAWARE
          (State or Other Jurisdiction of Incorporation or Organization)

                                    34-1111088
                       (I.R.S. Employer Identification No.)

                               NATIONAL CITY CENTER
                              1900 EAST NINTH STREET
                            CLEVELAND, OHIO 44114-3484
                                  (216) 575-2000
     (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrant's Principal Executive Offices)

                              DAVID L. ZOELLER, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             NATIONAL CITY CORPORATION
                               NATIONAL CITY CENTER
                              1900 EAST NINTH STREET
                            CLEVELAND, OHIO 44114-3484
                                  (216) 575-2978
        (Name, Address, Including Zip Code, and Telephone Number, Including
                         Area Code, of Agent For Service)


    Approximate date of commencement of proposed sale of securities to the public

________________________


    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 33-44209

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                        PROPOSED                PROPOSED
                                 AMOUNT                 MAXIMUM                 MAXIMUM                AMOUNT OF
    TITLE OF SHARES              TO BE              AGGREGATE PRICE            AGGREGATE              REGISTRATION
    TO BE REGISTERED           REGISTERED               PER UNIT             OFFERING PRICE               FEE
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
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

PROSPECTUS

                        (NATIONAL CITY CORPORATION LOGO)

                   AMENDED AND RESTATED DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

                               ------------------

     This Prospectus relates to 6,000,000 shares of Common Stock, par value $4.00 per share (the "Shares"), of National City Corporation ("National City") registered for sale under the Plan referred to above, approximately 2,675,000 of which have been purchased by participants prior to the date hereof. All of the outstanding shares of National City's Common Stock, as well as the shares of Common Stock offered hereby, are listed on the New York Stock Exchange.

                               ------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OFFERED HEREBY ARE NOT THE OBLIGATION OF OR GUARANTEED OR ENDORSED BY ANY BANK. THEY DO NOT CONSTITUTE A BANK DEPOSIT. THEY ARE NOT FEDERALLY INSURED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENTAL AGENCY. INVESTMENT IN SHARES, AS WITH ANY INVESTMENT IN COMMON STOCK, MAY INVOLVE SOME INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONAL CITY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FINANCIAL CONDITION AND AFFAIRS OF NATIONAL CITY SINCE THE DATE OF THIS PROSPECTUS.

                               ------------------
                The date of this Prospectus is February 4, 1997.

                             AVAILABLE INFORMATION

     National City is subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at its New York Regional Office, R.R. Donnelly Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Exchange (the "NYSE"). In addition, reports, proxy statements and other information concerning National City may be inspected at the offices of the NYSE, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all of the information set forth in the registration statements and the exhibits relating thereto previously filed by National City under the Securities Act of 1933, as amended (the "Act"), with the Commission. Reference is made to such registration statements and the exhibits thereto which may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     National City hereby incorporates in this Prospectus by reference National City's Annual Report on Form 10-K for the year ended December 31, 1996. All documents filed by National City with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     National City will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to National City Corporation, National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 Attention: Julie I. Sabroff, Director of Investor Relations. Telephone requests may be directed to 216/575-2467.

     Unless otherwise indicated, currency amounts in this Prospectus are stated in United States dollars ("$" "dollars", "U.S. dollars" or "U.S.$").

                                 NATIONAL CITY

     National City is a multibank holding company under the Bank Holding Company Act of 1956, as amended. National City owns substantially all of the outstanding capital stock of 11 commercial banks, having a total of 885 banking offices in Ohio, Kentucky, Indiana, and Pennsylvania. At December 31, 1996, National City had consolidated total assets of $51 billion and total stockholders' equity of $4.4 billion. Based on consolidated total assets at December 31, 1996, National City was approximately the 18th largest commercial banking organization in the United States.

     National City subsidiaries provide financial services that meet a wide range of customer needs, including commercial and retail banking, trust and investment services, item processing, mortgage servicing, and credit card processing.

     National City is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. There are legal limitations on the extent to which National City's subsidiary banks can lend or otherwise supply funds to National City or certain of its affiliates. Federal law limits the ability of National City to borrow from its subsidiary banks unless the loans are secured by specified collateral and, with respect to National City and any non-bank affiliate, such loans and extensions of credit by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus and, with respect to National City and all of its non-bank affiliates, to an aggregate of 20% of the subsidiary bank's capital and surplus. In addition, payment of dividends to National City by subsidiary banks is subject to various federal regulatory limitations. Under federal law, a national bank must obtain the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under applicable rules, the subsidiary banks could have declared up to $881 million of aggregate dividends at September 30, 1996 without prior regulatory approval. The Comptroller of the Currency also has statutory authority to prohibit a national bank from engaging in what the Comptroller determines to be an unsafe or unsound practice in conducting its business. The ability of a subsidiary bank to pay dividends could be affected by its financial condition, including the maintenance of adequate capital for such bank and other factors.

     The Financial Institution, Reform, Recovery, and Enforcement Act of 1989 contains a "cross-guarantee" provision which could result in insured Depositary institutions owned by National City being assessed for losses incurred by the Federal Deposit Insurance Corporation in connection with assistance provided to, or the failure of, any other insured Depositary institution owned by National City. Under Federal Reserve Board policy, National City is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not be in a financial position to do so.

     National City is a Delaware corporation, with its executive offices located at National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 (telephone 216/575-2000).

                            DESCRIPTION OF THE PLAN

     The following is a statement in question and answer form of the provisions of National City's Amended and Restated Dividend Reinvestment and Stock Purchase Plan.

PURPOSE

  1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to (i) to allow existing holders of record of the National City's Common Stock, par value $4.00 per share (the "Shares"), an economical way to purchase Shares, (ii) provide Plan participants with a convenient and simple method of investing their cash dividends and (iii) provide new investors with a convenient means to make an initial investment in Shares. The Plan is for the benefit of long-term investors and not for individuals who may engage in transactional short-term profit activities or engage in excessive joining and terminations, including without limitation, transactional activities or excessive joining and terminations which cause aberrations in the composite trading volume of the Shares.

     When newly issued Shares are purchased from National City, National City will receive new equity capital funds available for general corporate purposes. As used herein, the term "newly issued Shares" includes Shares held in treasury.

BENEFITS

  2. WHAT ARE THE BENEFITS OF THE PLAN?

     You ("participants" or "you"):

     - May have all or a portion of the cash dividends on your Shares automatically reinvested in newly issued Shares if available or, if National City is not then making newly issued Shares available for the account of participants, in Shares purchased in the open market, at a discount of 3% from the Average Market Price (as defined in Question 12) of the Shares or, in the case of Shares purchased in the open market, at a discount of 3% from the weighted average purchase price of the Shares. Each participant's dividend reinvestment is subject to a maximum per dividend payment amount of $25,000. Participants wishing to reinvest dividends in excess of the maximum per dividend payment amount may do so only by first obtaining the specific approval of National City. Requests for such approval should be directed to National City at (216) 575-2467. It is totally within National City's discretion as to whether any such approval will be granted. If a participant has deposited Shares with the Plan Administrator (as defined in Question 5), all cash dividends on such deposited Shares will be automatically reinvested in the same manner. The amount of the discount is subject to change (see Question 11).

     - May make optional cash payments with the Plan Administrator on a monthly basis within specified limits (as described in Question 14) for investment in additional Shares also at a 3% discount. The amount of the discount is subject to change (see Question 11).

     - May make an initial cash investment with the Plan Administrator within specified limits (as described in Question 6) for the acquisition of Shares also at a 3% discount only if National City is not making newly issued Shares available for the account of participants. The amount of the discount is subject to change (see Question 11).

     - Will obtain full investment use of funds because the Plan provides for fractions of Shares to be credited to participants' accounts.

     - Will avoid cumbersome safekeeping and record keeping costs through the free custodial and reporting services furnished pursuant to the Plan.

PARTICIPATION

  3. WHO IS ELIGIBLE TO PARTICIPATE?

     - Persons who are holders of Shares and the Shares are registered in their name.

     - Persons who are owners of Shares which are registered in a name other than their own (e.g. in the name of a broker or bank nominee) may (i) make appropriate arrangements with your broker, bank or other entity acting in a representative capacity to participate on your behalf, (ii) become a stockholder of record by having all or a portion of your Shares transferred to your name, or (iii) if National City is not making newly issued Shares available for the account of participants, make an initial cash investment as described above.

     - Persons who do not presently own Shares may become participants only if National City is not making newly issued Shares available for the account of participants by making an initial cash investment of at least $250 but not more than $10,000 to purchase Shares under the Plan.

     You or, if appropriate, your broker, bank or other entity acting in a representative capacity, must supply the Plan Administrator with your valid social security number or taxpayer identification number in order to be eligible to participate (See Question 5).

     You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for National City to permit your participation.

  4. MAY HOLDERS OF OTHER SECURITIES OF NATIONAL CITY PARTICIPATE IN THE PLAN?

     National City may, from time to time, in its sole discretion, permit holders of certain other securities issued by National City to participate in the Plan on such terms and conditions as National City may establish for such purposes. To the extent National City permits such participation by such other holders, wherever in this Prospectus the provisions of the Plan refer to holders of Common Stock of National City or Shares, such references shall be deemed to include holders of such other securities as the context requires.

  5. HOW DOES AN ELIGIBLE HOLDER PARTICIPATE?

     An eligible holder of Shares or a broker, bank or other entity which is an eligible holder acting on behalf of a beneficial owner of Shares may enroll in the Plan by completing (including your social security number or taxpayer identification number), signing and returning either an Authorization Card or a Broker and Nominee Form ("B/N Form") to National City Bank, Cleveland, the Plan Administrator (See Questions 7 and 13). An Authorization Card and a postage-paid return envelope are enclosed with this Prospectus for this purpose. Additional cards, copies of this Prospectus and copies of the B/N Form may be obtained at any time by contacting:

                            National City Bank
                            Corporate Trust Department
                            Dividend Reinvestment Plan
                            P.O. Box 92301
                            Cleveland, Ohio 44193-0900

or by telephoning the Plan Administrator toll free at 1-800-622-6757 between 8:00 A.M. and 5:00 P.M. Eastern time.

  6. WHEN MAY AN ELIGIBLE HOLDER JOIN THE PLAN?

     An eligible holder may join the Plan at any time.

     An Authorization Card specifying reinvestment of dividends must be received by the Plan Administrator at least two business days prior to the record date established for a particular dividend in order for reinvestment to commence with that dividend. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday or, in the City of Cleveland, a legal holiday or a day on which the Plan Administrator is authorized or obligated by law to close.

     Dividend record dates for Shares and the related payment dates are generally on or about the following dates:

                                  RECORD DATE               PAYMENT DATE
                    -----------------------------------------------------
                    January 11..............................  February 1
                    April 11................................     May 1
                    July 11.................................   August 1
                    October 11..............................  November 1

     Dividend payment dates are referred to herein as "Investment Dates" except that if any such date falls on a date when the NYSE is closed, the first day immediately following such date on which the NYSE is open shall be the Investment Date. Please refer to Question 15 below for a discussion of the Investment Dates for optional cash payments.

     National City intends to continue its present policy of paying quarterly cash dividends to holders of Shares. Future dividends will, however, be determined by the Board of Directors in its sole discretion in light of the earnings and financial condition of National City and its subsidiaries and other factors, including applicable government regulations.

     If the Authorization Card is received after the date which is two business days prior to a record date, the reinvestment of dividends will not begin until the dividend payment date following the next record date (See Questions 13-16 for information concerning the investment of optional cash payments).

  7. WHAT DOES THE AUTHORIZATION CARD PROVIDE?

     The Authorization Card provides for the purchase of Shares through the following investment options:

          (a) FULL DIVIDEND REINVESTMENT directs the investment in accordance with the Plan of all of your cash dividends on all of the Shares then or subsequently registered in your name, and also permits you to make optional cash payments for the purchase of additional Shares in accordance with the Plan;

          (b) PARTIAL DIVIDEND REINVESTMENT directs the investment in accordance with the Plan of the cash dividends on only that number of Shares registered in your name which are designated in the appropriate space on the Authorization Card, and also permits you to make optional cash payments for the purchase of additional Shares in accordance with the Plan;

          (c) CASH PAYMENTS permits you to make cash payments only for the initial investment or for the purchase of Shares in accordance with the Plan without reinvesting dividends on any other Shares you may own (See Questions 3 and 13).

     You may select any one of the above investment options. In all cases the cash dividends on all of the Shares held in your account under the Plan will be reinvested in accordance with the Plan, including dividends on Shares purchased with an initial cash investment or optional cash payments.

  8. HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

     As a participant, you may change your investment option at any time by completing a new Authorization Card and returning it to the Plan Administrator at National City Bank, Corporate Trust Department, Dividend Reinvestment Plan, P.O. Box 92301, Cleveland, Ohio 44193-0900.

PURCHASES UNDER THE PLAN

  9. HOW ARE SHARES ACQUIRED UNDER THE PLAN?

     National City Bank, Cleveland, as Plan Administrator, will use dividends and optional cash payments to acquire newly issued Shares if available for the account of participants. If National City is not then making newly issued Shares available for purchase under the Plan, then the agent for participants (the "Agent") appointed by National City will purchase Shares in the open market. The Agent for participants will be an "agent independent of the issuer" as that term is defined in Rules 10b-6 and 10b-18 under the Exchange Act. Such purchases may be made on any securities exchange where the Shares are traded, in the over-the-counter market or in negotiated transactions.

     The Plan Administrator or the Agent, as the case may be, will acquire Shares as of the relevant Investment Date (as defined in Questions 6 and 15).

     National City reserves the right, in its sole discretion, to cease making newly issued Shares available for purchases under the Plan and to resume making newly issued Shares available at any time so long as National City does not change the method of the Plan's acquisition of Shares more often than once a quarter.

     In the event that the number of Shares purchased for the account of any participant in the Plan is not an even number of Shares, the participant's account will be credited with the full number of Shares plus fractional Shares computed to three decimal places.

     NO INTEREST WILL BE PAID ON DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING REINVESTMENT OR INVESTMENT.

  10. AT WHAT PRICE WILL SHARES BE PURCHASED UNDER THE PLAN?

     The price to the participant of Shares purchased with reinvested dividends or optional cash payments from authorized but unissued or treasury shares will be 97% of the Average Market Price. In the case of Shares purchased on the open market under the Plan, the purchase price to the participant will be 97% of the weighted average purchase price(s) of Shares purchased for the Plan in respect of the related Investment Date. Notwithstanding the foregoing, purchases with optional cash payments are subject to a minimum price threshold (See
Question 14).

  11. WILL THE PRICE AT WHICH SHARES ARE PURCHASED UNDER THE PLAN CHANGE?

     The Chairman of the Board of National City may from time to time and at his sole discretion change the percentage of the Average Market Price or the percentage of the weighted average purchase price(s), whichever is applicable, that is used to determine the price to the participant of Shares purchased with reinvested dividends, initial cash investments or optional cash payments.

     Each form of purchase, (i) reinvested dividends, (ii) optional cash purchases or (iii) initial cash investments may have their own separate percentage used for determining the price to the participant for the Shares so purchased. The Plan Administrator will notify all plan participants by mail of any changes in the percentages at least 15 days prior to the Investment Date on which the new percentages will be applicable.

  12. WHAT IS THE AVERAGE MARKET PRICE?

     The Average Market Price is the average of the daily high and low sales prices, computed to three decimal places, of the Shares on the NYSE for the ten Trading Days (as defined below) immediately preceding the relevant Investment Date (as defined in Questions 6 and 15). A "Trading Day" means a day on which the NYSE is open and for which trades in the Shares are reported, and the period encompassing ten Trading Days immediately preceding a relevant Investment Date is the relevant "Pricing Period." The calculation of Average Market Price for purchases of Shares with optional cash payments will be subject to the Threshold Price limit described in Question 14.

OPTIONAL CASH PAYMENTS

  13. HOW DOES A PERSON MAKE OPTIONAL CASH PAYMENTS?

     Persons enrolling in the Plan may make an initial cash investment by sending a check or money order with a properly completed and executed Authorization Card to the Plan Administrator in the enclosed postage-paid return envelope. Shares purchased with an initial cash investment or an optional cash payment will be held by the Plan Administrator and credited to your account under the Plan. Thereafter, dividends on such Shares will automatically be fully reinvested in additional Shares unless such Shares are withdrawn from the Plan.

     Optional cash payments may be made by sending a check or money order to the Plan Administrator accompanied by the tear-off portion of your account statement.

     A broker, bank or nominee acting in a representative capacity may utilize the Authorization Card for optional cash payments, unless it holds the Shares in the name of a major securities depository. In the event a broker, bank or nominee holds Shares in the name of a major securities depository, optional cash payments must be made on the B/N Form. A B/N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner.

     All checks and money orders must be made payable to National City Bank. For initial cash investments and optional cash payments to be invested as of a given Investment Date, the Plan Administrator must have collected good funds on or before the business day immediately preceding the first day of the Pricing Period for such Investment Date. Funds received or collected on or after the first day of a Pricing Period will be invested as of the Investment Date following the next Pricing Period. Checks and money orders are accepted for deposit subject to collection as good funds and verification of compliance with the terms of the Plan. Wire transfers and other forms of payment may be made, but only if approved in writing in advance by the Plan Administrator.

  14. WHAT ARE THE LIMITATIONS ON THE AMOUNT OF OPTIONAL CASH PAYMENTS?

     Minimum/Maximum Limits. For any Investment Date, each participant's optional cash payment is subject to a minimum per month purchase of $50.00. For participants owning less than 2,500 Shares in any one account, the maximum per month purchase is $500.00. For participants owning more than 2,500 Shares in any one account, the maximum per month purchase limit can not be more than the lesser of (a) $0.20 for each Share owned by the participant as of the record date to which the Investment Date relates or (b) $25,000.00.

     Participants wishing to submit an optional cash payment in excess of the allowable monthly maximum amount may do so by first obtaining the specific approval of National City. Requests for such approval should be directed to National City at (216) 575-2467. It is totally within National City's discretion as to whether any such approval for any payments in excess of the allowable monthly maximum amount will be granted.

     Threshold Price Limit. Notwithstanding anything contained herein to the contrary, National City may establish for each Pricing Period a minimum price for the investment of optional cash payments (the "Threshold Price"). If applicable, the Threshold Price will be established by National City at least five business days prior to the Pricing Period. The Threshold Price will be established in National City's sole discretion after a review of current market conditions and other relevant factors. A participant may obtain the Threshold Price by telephoning National City at (216) 575-3972 only. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices on the NYSE for a Trading Day of the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day of the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days, then the Average Market Price will be based upon the remaining seven Trading Days when the Threshold Price was satisfied.

     Each Trading Day for which the Threshold Price is not satisfied will cause the automatic return of a portion of the optional cash payments as soon as practicable after the Investment Date. The returned amount will equal one-tenth of the total amount of the optional cash payment made for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, 3/10 (i.e., 30%) of a participant's optional cash payments will be returned without interest to the participant.

     The Threshold Price concept and return procedure discussed above apply only to optional cash payments and not to the reinvestment of dividends.

  15. WHAT IS THE INVESTMENT DATE FOR OPTIONAL CASH PAYMENTS?

     Optional cash payments will be invested each month. The Investment Date is the first day of each month. If that date falls on a date when the NYSE is closed, the first day immediately following such date on which the NYSE is open will be the Investment Date. See Question 13 for the deadline for receiving optional cash payments.

  16. UNDER WHAT CIRCUMSTANCES WILL INITIAL CASH INVESTMENTS OR OPTIONAL CASH PAYMENTS BE RETURNED?

     Participants may obtain refunds of initial cash investments or optional cash payments provided a written request for refund is received by the Plan Administrator at least two business days immediately preceding the first day of the Pricing Period for the next Investment Date. IN ADDITION, INITIAL CASH INVESTMENTS WILL BE RETURNED IF NATIONAL CITY HAS ELECTED TO MAKE NEWLY ISSUED SHARES AVAILABLE FOR THE ACCOUNTS OF PARTICIPANTS PRIOR TO THE PURCHASE OF SHARES WITH THE INITIAL CASH INVESTMENT.

COSTS

  17. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

     Currently participants incur no service charges or brokerage commissions for purchases made under the Plan. All costs of administration of the Plan are paid by National City. National City reserves the right to institute reasonable service charges and fees to cover its costs of operation and administration of the Plan at any time upon prior notice to participants. You will, however, incur expenses upon termination of your participation in the Plan if you request that the Shares held in your account be sold (see Question 27).

     As described in Question 28, additional dividend income may be recognized by a Participant as a result of the reinvestment of dividends, an initial cash investment or an optional cash payment. Also, as described in Question 28, the payment of brokerage commissions by National City in connection with the purchase of Shares in the open market will be treated as part of the purchase price of the Shares, which may result in additional dividend income to the participants for federal income tax purposes.

ADMINISTRATION

  18. WHAT ARE THE FUNCTIONS OF THE PLAN ADMINISTRATOR AND THE AGENT?

     National City Bank administers the Plan by acquiring newly issued Shares, if available, keeping records, sending account statements to participants and performing other duties relating to the Plan. National City Bank also acts as the transfer agent and registrar for National City's Shares.

     If National City is not then making newly issued Shares available for the account of participants, the Agent will purchase Shares in the open market and deliver them to the Plan Administrator, which will hold the Shares of all participants together in its name or in the name of its nominee.

  19. WHAT ARE THE LIABILITIES OF THE PLAN ADMINISTRATOR AND THE AGENT UNDER THE PLAN?

     The Plan Administrator and the Agent shall not be liable under the Plan for any act done in good faith, or for any good faith omission to act including, without limitation, any claim of liability (1) arising out of any such act or omission to act which occurs prior to the termination of participation, and (2) with respect to the prices at which Shares are purchased or Shares or other securities are sold for the participant's account and the times such purchases or sales are made. Participants should recognize that National City, the Plan Administrator and/or the Agent can not assure participants of profits, or protect participants against losses on Shares purchased or held under the Plan. Participants should also understand that government regulation may require the temporary curtailment or suspension of purchases under the Plan. National City, the Plan Administrator and/or the Agent shall not have any liability in connection with any inability to purchase shares.

     Stockholders are cautioned that this Prospectus does not represent a change in National City's dividend policy or a guarantee of future dividends. Dividends will continue to be determined by the Board of Directors in its sole discretion in light of the earnings and financial condition of National City and its subsidiaries and other factors, including applicable government regulations.

PARTICIPANTS' ACCOUNTS AND REPORTS

  20. WHAT KIND OF ACCOUNTS ARE MAINTAINED FOR PARTICIPANTS AND WHAT REPORTS ON THESE ACCOUNTS DO THEY RECEIVE?

     The Plan Administrator maintains a separate account for each participant. All Shares purchased for a participant under the Plan will be credited to the participant's account. The Plan Administrator will mail to each participant a statement confirming purchases of Shares as soon as practicable after such purchases are made. In addition, each participant will receive copies of National City's annual and quarterly reports to stockholders, proxy statements and dividend income information for tax purposes.

DIVIDENDS

  21. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

     Yes. As the record holder of the Shares held in each participant's account under the Plan, the Plan Administrator will receive dividends for all such Shares held on the dividend record date, will credit such dividends to participants' accounts on the basis of full and fractional Shares held in these accounts and will automatically reinvest such dividends in additional Shares.

CERTIFICATES FOR SHARES

  22. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED UNDER THE PLAN?

     Certificates for Shares purchased under the Plan will not be issued to you until your account is terminated or unless you request in writing certificates either for a particular purchase or for a specified number of Shares credited to your account under the Plan. No certificate for a fractional Share will be issued.

  23. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Accounts under the Plan are maintained in the names in which Share certificates of the participants were registered at the time the participants entered the Plan. Certificates for whole Shares issued at the request of a participant will be similarly registered.

     If any participant pledges or assigns Shares held in the Plan (or attempts to do so), that participant's account will be terminated upon notice to the Plan Administrator of such pledge or assignment (or attempt thereof). Upon such termination, fractional Shares will be sold, whole Shares in the account will be registered in the participant's name and such whole Shares and proceeds of fractional Shares will be delivered to the party to whom such Shares have been pledged or assigned or to such other person as appears entitled thereto by law.

  24. MAY A PARTICIPANT ADD SHARES TO HIS OR HER ACCOUNT BY TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES?

     Yes. You may increase the number of Shares held in your account by depositing certificates representing Shares with the Plan Administrator. Such certificates must be presented in transferable form and must be accompanied by a written request that the Shares be added to your account.

TERMINATION OF PARTICIPATION IN THE PLAN

  25. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     You may terminate your participation in the Plan at any time by notifying the Plan Administrator in writing at least two business days before the next dividend record date. Participation in the Plan will also be terminated if the Plan Administrator receives written notice at least two business days before the next dividend record date of the death or adjudicated incompetency of a participant. In the event written notice of termination, death or adjudicated incompetency is received by the Plan Administrator later than the second business day before the next dividend record date, Shares will be purchased for the participant with the related cash dividend, and participation in the Plan will not terminate until after such dividend has been reinvested. Upon termination by reason of notice of death or adjudicated incompetency, the participant's Shares and any cash dividends paid thereon will be retained by the Plan Administrator until such time as such participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's right to receive payment.

  26. WHAT WILL PARTICIPANTS RECEIVE WHEN THEY TERMINATE PARTICIPATION IN THE PLAN?

     Upon termination of your participation in the Plan, unless you request that all of the Shares held in your account be sold (as described in Question 27), the Plan Administrator will send you a certificate for the number of whole Shares in your account and a check in an amount equal to the value of any fractional Share based upon the average of the high and low sales prices of Shares as reported by the NYSE for the date set forth in the statement sent to you by the Plan Administrator.

  27. MAY A PARTICIPANT REQUEST THAT SHARES HELD IN HIS OR HER ACCOUNT BE SOLD UPON TERMINATION OF PARTICIPATION?

     Yes. Upon termination of your participation in the Plan, if you do not wish to receive a certificate for the number of whole Shares in your account, you may request that all of your Shares be sold. If you make such a request, the sale will be made for you by the Plan Administrator at the prevailing market price as soon as practicable after your request is received. You will receive the proceeds of the sale, less related brokerage fees or commissions and less any applicable transfer taxes.

FEDERAL INCOME TAX CONSEQUENCES

  28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     The following summary is based upon an interpretation of current Federal tax law. Each participant should consult his or her own tax advisor to determine particular tax consequences, including state tax consequences, which will vary from state to state, which may result from participation in the Plan and a subsequent disposal of Shares acquired pursuant to the Plan.

     A participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on that date of the Shares acquired with reinvested dividends. Such Shares will have a tax basis equal to the same amount as such dividend. For Federal income tax purposes, the fair market value of Shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sales prices of Shares on the dividend payment date. It should be noted that the fair market value on the dividend payment date is likely to differ from the Average Market Price used to determine the number of Shares acquired. (As described in Question 12, the Average Market Price is based on the average of the high and low sales prices on each of the last ten Trading Days immediately preceding the relevant Investment Date.)

     Upon the purchase of Shares with an initial cash investment or an optional cash payment, a participant will be treated as having received a dividend in an amount equal to the excess, if any, of the fair market value of the Shares on the date on which they are acquired over the amount of the optional cash payment. The fair market value of Shares acquired with an optional cash payment will be equal to 100% of the average of the high and low sales prices of Shares on the relevant Investment Date. The tax basis of the Shares purchased with an optional cash payment will be equal to the amount of the deposit plus the excess, if any, of the fair market value of the Shares purchased over the amount of the deposit. As noted above, the fair market value on an Investment Date is likely to differ from the Average Market Price used to determine the number of Shares acquired.

     A participant's holding period for Shares acquired pursuant to the Plan will begin on the date following the date of the acquisition for the participant's account.

     A participant will not recognize any taxable income upon receipt of certificates for whole Shares credited to the participant's account, either upon the participant's request for certain of those Shares or upon termination of participation in the Plan.

     A participant will recognize gain or loss upon the sale or exchange of Shares acquired under the Plan. A participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional Share equivalent credited to the participant's account. The amount of any such gain or loss will be the difference between the amount that the participant received for the Shares or fractional Share equivalent, and the tax basis therefor.

  ILLUSTRATION

     The following examples may be helpful to illustrate the Federal income tax consequences of both the reinvestment of dividends and purchases with optional cash payments. The examples assume the fair market value on the Investment Date of the Shares to be greater than the price per share calculated during the Pricing Period.

     EXAMPLE 1 -- DIVIDEND REINVESTMENT
       Cash dividends reinvested............................................   $ 100.00
       Assumed price per share during the Pricing Period....................   $  54.00*
       Less 3% discount per share...........................................   $  (1.62)
                                                                               --------
       Net purchase price per share.........................................   $  52.38
       Number of shares purchased ($100.00/$52.38)..........................       1.909
       Assumed fair market value per share on the date of purchase..........   $  55.00*
                                                                               --------
       Total taxable dividend resulting from transaction ($55.00 x 1.909)...   $ 105.00
                                                                               ========

     EXAMPLE 2 -- OPTIONAL CASH PAYMENT
       Optional cash payment................................................   $ 100.00
       Assumed price per share during the Pricing Period....................   $  54.00*
       Less 3% discount per share...........................................   $  (1.62)
                                                                               --------
       Net purchase price per share.........................................   $  52.38
       Number of shares purchased ($100.00/$52.38)..........................       1.909
       Assumed fair market value per share on the date of purchase..........   $  55.00*
       Fair market value of shares received ($55.00 x 1.909)................   $ 105.00
       Less optional cash payment...........................................   $(100.00)
                                                                               --------
       Total taxable dividend resulting from transaction....................   $   5.00
                                                                               ========

---------------

* These amounts are assumed for illustrative purposes only, and will vary with the market price of the Shares.

     The foregoing discussion is based on the assumption that newly issued Shares will be purchased directly from National City. If the Shares are Shares purchased by the Agent in the open market, the consequences would generally be the same. However, the payment of brokerage commissions by National City in connection with the purchase of Shares in the open market will be treated as part of the purchase price of the Shares, which may result in additional dividend income to the participants.

OTHER INFORMATION

  29. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME?

     If you dispose of all Shares registered in your name on the books of National City (other than by deposit of such Shares with the Plan
Administrator), the Plan Administrator may, at its option, terminate your account or determine from you whether you wish to continue your participation in the Plan.

  30. WHAT HAPPENS IF NATIONAL CITY PAYS A DIVIDEND IN STOCK OR SPLITS ITS
      SHARES?

     Any dividends in the form of Shares and any Shares resulting from a split of National City's Shares distributed by National City on Shares accumulated in the participant's account will be credited to the participant's account and reflected in the statement described in Question 20.

  31. WHAT HAPPENS IF NATIONAL CITY MAKES THE RIGHT TO PURCHASE ADDITIONAL SHARES OR OTHER SECURITIES AVAILABLE TO ITS STOCKHOLDERS?

     In the event National City makes available to its stockholders (1) rights to purchase additional Shares or other securities of National City or (2) any securities of any other issuer, the Plan Administrator will afford to each participant the opportunity to elect to receive such rights or other securities accruing to the Shares held in the participant's account. For each participant so electing to receive such rights or other securities, the Plan Administrator will authorize National City to distribute full units of such securities directly to such participants. Any fractional units of such securities will be aggregated and, if marketable, sold by the Agent. The price at which the Agent shall be deemed to have sold such securities for a participant's account shall be the average price, less brokerage commissions and any other costs of sale, of all such securities sold for all participants in the Plan. Funds received from the sale of such fractional units will be invested on behalf of participants in Shares in the same manner as optional cash payments are invested under the Plan.

  32. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF HOLDERS OF SHARES?

     Participants will receive a proxy card covering the total number of whole Shares registered in the participant's name and whole and fractional Shares credited to the participant's Plan account. The Plan Administrator will vote any whole and fractional Shares that it holds for a participant in accordance with the proxy returned by the participant to National City. If a proxy card is returned properly signed, but without indicating instructions as to the manner Shares are to be voted with respect to any item thereon, the Shares covered will be voted in accordance with the recommendations of National City's management. If the proxy card is not returned or if it is returned unexecuted or improperly executed, the Shares covered will not be voted unless the participant or the participant's duly appointed representative votes in person at the meeting.

  33. CAN THE PLAN ADMINISTRATOR TERMINATE A PARTICIPANT'S INTEREST IN THE PLAN?

     The Plan Administrator may at any time in its discretion terminate a participant's interest in the Plan by sending written notice to the participant at his last known address as shown on the Plan Administrator's records. In such event, the Plan Administrator will follow the procedures for termination set forth in Question 26.

  34. WHAT HAPPENS IF THE AGENT CANNOT MAKE MARKET PURCHASES?

     If National City decides not to make newly issued Shares available for purchase pursuant to the Plan, and in the event that applicable law or the closing of securities markets requires the temporary curtailment or suspension of market purchases of Shares under the Plan, the Agent is not accountable for its inability to make purchases at such times. If Shares are not available for purchase for a period longer than 30 days, the Plan Administrator will promptly mail to the participant a check payable to the order of the participant in the amount of any unapplied funds in the participant's account.

  35. WHERE SHOULD CORRESPONDENCE REGARDING THE PLAN BE SENT?

     Any notice, instruction, request or election which is required or permitted to be given or made by the participant to the Plan Administrator shall be in writing, signed by the participant and addressed to:

                            National City Bank
                            Corporate Trust Department
                            Dividend Reinvestment Plan
                            P.O. Box 92301
                            Cleveland, Ohio 44193-0900

or such other address as the Plan Administrator shall furnish to the participant, and such notice, instruction, request or election shall be deemed to have been sufficiently given or made when received by the Plan Administrator.

  36. WHAT IS SUFFICIENT NOTICE TO A PARTICIPANT?

     Any notice or certificate required to be given by the Plan Administrator to a participant pursuant to the Plan shall be in writing and shall be deemed to have been sufficiently given for all purposes once deposited, postage prepaid, in a post office letter box addressed to the participant at the participant's address as it shall last appear on the Plan Administrator's records.

  37. CAN SUCCESSOR PLAN ADMINISTRATORS OR AGENTS BE NAMED?

     National City may from time to time designate successor Plan Administrators or Agents under the Plan.

  38. WHAT LAW GOVERNS THE PLAN?

     The terms and conditions of the Plan and the operation thereof shall be governed by and construed in accordance with the laws of the State of Ohio and the rules and regulations of the Commission, as they may be amended from time to time. Any question of interpretation arising under the Plan will be determined by National City.

  39. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     National City reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not affect previously executed transactions. National City also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan as then in effect) as it deems desirable or appropriate for the administration of the Plan.

              PRICE RANGE OF COMMON STOCK AND CASH DIVIDENDS PAID

     Shares are listed on the NYSE (Symbol: NCC). The following table sets forth for the periods indicated the high and low sales prices of the Shares as reported by the NYSE together with dividends paid in respect of each period.

                                                        PRICE RANGE
                                                     -----------------     DIVIDENDS
                                                      HIGH       LOW         PAID
                                                     ------     ------     ---------
1996
  First Quarter..................................    $35.38     $30.63      $   .36
  Second Quarter.................................     37.75      33.25          .36
  Third Quarter..................................     42.75      33.75         .375
  Fourth Quarter.................................     47.25      41.50         .375
                                                                            -------
  Total..........................................                           $  1.47
                                                                            =======
1995
  First Quarter..................................    $27.88     $25.25      $   .32
  Second Quarter.................................     30.63      26.50          .32
  Third Quarter..................................     31.63      29.00          .33
  Fourth Quarter.................................     33.75      29.88          .33
                                                                            -------
  Total..........................................                           $  1.30
                                                                            =======
1994
  First Quarter..................................    $28.38     $24.00      $   .29
  Second Quarter.................................     29.00      25.63          .29
  Third Quarter..................................     28.38      26.00          .30
  Fourth Quarter.................................     28.13      23.75          .30
                                                                            -------
  Total..........................................                           $  1.18
                                                                            =======
1993
  First Quarter..................................    $27.44*    $24.31*     $   .26*
  Second Quarter.................................     28.06*     23.38*         .26*
  Third Quarter..................................     27.25*     24.00*         .27
  Fourth Quarter.................................     27.00      23.13          .27
                                                                            -------
  Total..........................................                           $  1.06
                                                                            =======

* Adjusted to reflect the 2 for 1 stock split paid in the form of a 100% stock dividend to Stockholders of record on July 12, 1993.

     National City intends to continue its present policy of paying quarterly cash dividends to holders of Shares. Future dividends will, however, be determined by the Board of Directors in its sole discretion in light of the earnings and financial condition of National City and its subsidiaries and other factors, including applicable government regulations.

                                USE OF PROCEEDS

     The net proceeds to be received by National City from the sale of the Shares offered hereby will be added to the general funds of National City and will be available for general corporate purposes, including investments in or advances to existing or future subsidiaries.

                                 LEGAL OPINIONS

     The validity of the Shares will be passed upon by David L. Zoeller, Esq., Senior Vice President, General Counsel and Secretary of National City.

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information...................    2
Incorporation of Certain Documents by
  Reference.............................    2
National City...........................    3
Description of the Plan.................    4
  Purpose...............................    4
  Benefits..............................    4
  Participation.........................    5
  Purchases Under the Plan..............    7
  Optional Cash Payments................    8
  Costs.................................   10
  Administration........................   11
  Participants' Accounts and Reports....   11
  Dividends.............................   12
  Certificates For Shares...............   12
  Termination of Participation in the
     Plan...............................   12
  Federal Income Tax Consequences.......   13
  Other Information.....................   15
Price Range of Common Stock and Cash
  Dividends Paid........................   18
Use of Proceeds.........................   19
Legal Opinions..........................   19

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                        (National City Corporation Logo)

                             DIVIDEND REINVESTMENT

                                      AND

                              STOCK PURCHASE PLAN

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                                FEBRUARY 4, 1997

------------------------------------------------------
------------------------------------------------------

                                   PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following are estimates pursuant to Item 511 of Regulation S-K (except for the SEC Registration Fee), subject to future contingencies, of the expenses incurred or to be incurred by the registrant in connection with the issuance and distribution of securities being registered:

        SEC Registration Fee................................$   -0-
        Legal Fees and Expenses.............................    -0-
        Listing Fee.........................................    -0-
        Accounting Fees and Expenses........................  6,000
        Blue Sky Fees and Expenses..........................    -0-
        Printing Fees....................................... 15,000
        Miscellaneous.......................................    -0-
                                                            -------
                Total.......................................$21,000
                                                            =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of National City - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of National City, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. The DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to National City. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL.

        Article VI of National City's Bylaws provides that National City must indemnify, to the fullest extent authorized by the DGCL, each person who was or made party to, is threatened to be made a party to, or is involved in, any action, suit or proceeding because he is or was a director, officer or employee of National City or of any National City subsidiary (or was serving at the request of National City as a director, trustee, officer, employee or agent of another entity) while serving in such capacity against all expenses, liabilities or loss incurred by such person in connection therewith. The amount of any indemnification to which any person shall otherwise be entitled under Article
VI shall be reduced to the extent that such person shall otherwise be entitled to valid and collectible indemnification provided by a subsidiary of National City or any other source.

        Article VI also provides that National City may pay expenses incurred in defending the proceedings specified above in advance of the final disposition. National City may advance expenses to any director, officer or employee only upon delivery to National City of an undertaking by the indemnified party stating that he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil or criminal suit, action or proceeding in his capacity as such director, officer or employee, or arising out of his status as such director, officer or employee, and that he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

        Finally, Article VI provides that National City may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, regardless of whether National City has the power or obligation to indemnify that person against such expense, liability or loss under the provisions of Article VI.

        The right to indemnification is not exclusive of any other right which any person may have or acquire under any stature, provision of National City's Certificate or Bylaws, or otherwise. Additionally, no amendment to National City's Certificate can increase the liability of any director or officer for any act or omission by him prior to such amendment.

ITEM 9.  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which officers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)  To include any prospectus required by Section 10(a)
         (3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND AND THE STATE OF OHIO, AS OF THE
4TH DAY OF FEBRUARY, 1997.

                                        NATIONAL CITY CORPORATION


                                        By /s/ Thomas A. Richlovsky
                                           ------------------------
                                             Thomas A. Richlovsky
                                        Senior Vice President and Treasurer


        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED AS OF THE 4TH DAY OF FEBRUARY, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

/s/ DAVID A. DABERKO                    Chairman of the Board and Chief
------------------------------------     Executive Officer
   David A. Daberko                      (Principal Executive Officer)


/s/ ROBERT G. SIEFERS                   Executive Vice President
------------------------------------     (Principal Financial Officer)
    Robert G. Siefers


/s/ THOMAS A. RICHLOVSKY                Senior Vice President and Treasurer
------------------------------------     (Principal Accounting Officer)
    Thomas A. Richlovsky


A Majority of the Board of Directors


/s/ SANDRA HARDEN AUSTIN*
____________________________________
    Sandra Harden Austin


/s/ CHARLES H. BOWMAN*
------------------------------------
    Charles H. Bowman


/s/ EDWARD B. BRANDON*
------------------------------------
    Edward B. Brandon


/s/ JOHN G. BREEN*
------------------------------------
    John G. Breen


/s/ JAMES S. BROADHURST*
------------------------------------
    James S. Broadhurst


/s/ DUANE E. COLLINS*
------------------------------------
    Duane E. Collins

/s/ DAVID A. DABERKO*
--------------------------------
    David A. Daberko

/s/ DANIEL E. EVANS*
-------------------------------
    Daniel E. Evans

/s/ OTTO N. FRENZEL III*
-------------------------------
    Otto N. Frenzel III

/s/ BERNADINE P. HEALY, M.D.*
-------------------------------
    Bernadine P. Healy, M.D.

/s/ JOSEPH H. LEMIEUX*
-------------------------------
    Joseph H. Lemieux

/s/ W. BRUCE LANSFORD*
-------------------------------
    W. Bruce Lansford

/s/ A. STEVENS MILES*
-------------------------------
    A. Stevens Miles

/s/ ROBERT A. PAUL*
-------------------------------
    Robert A. Paul

/s/ WILLIAM R. ROBERTSON*
-------------------------------
    William R. Robertson

/s/ WILLIAM F. ROEMER*
-------------------------------
    William F. Roemer

/s/ MICHAEL A. SCHULER*
-------------------------------
    Michael A. Schuler

/s/ STEPHEN A. STITLE*
-------------------------------
    Stephen A. Stitle

/s/ MORRY WEISS*
-------------------------------
    Morry Weiss


----------------

* David L. Zoeller, Senior Vice President, General Counsel and Secretary of the registrant, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission contemporaneously herewith.

                                        DAVID L. ZOELLER
                                        -----------------------------------
                                        David L. Zoeller
                                        Attorney-in-Fact

ITEM 16.  EXHIBITS

The following Exhibits are filed as part of this Post-Effective Amendment No. 2 to Form S-3 Registration Statement:

5.1     Opinion of David L. Zoeller,  Esq., Senior
        Vice President, General Counsel and
        Secretary of the registrant

23.1    Consent of Ernst & Young LLP

23.2    Consent of David L. Zoeller, Esq.  (Included in Exhibit 5.1)

24.1    Powers of Attorney of certain directors
        and officers